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                                                                       EXHIBIT 8

                                  [LETTERHEAD]


                                                               November 29, 1994


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

Union Bank & Trust Company
60 Commerce Street
Montgomery, Alabama 36104

RE: PROPOSED AGREEMENT AND PLAN OF REORGANIZATION INVOLVING UNION BANK & TRUST
    COMPANY, REGIONS FINANCIAL CORPORATION, AND FIRST ALABAMA BANK

Ladies and Gentlemen:

     We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and Union Bank & Trust Company ("Union") pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, and amended and restated as of August 22 and 31, and September 27, 1994 (the "Reorganization Agreement"), by and between Union and Regions, and the related Amended and Restated Plan of Merger, dated as of July 8, 1994, as amended and restated (the "Plan of Merger"), to be entered into between Union and Union Interim, a wholly-owned subsidiary of Regions ("Interim), which provide for the merger of Union with and into Interim, and the Plan of Merger (the "Plan"), to be entered into between Interim and First Alabama Bank, a wholly-owned subsidiary of Regions ("First Alabama"), which provides for the concurrent merger of Interim with and into First Alabama. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Reorganization Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) The Reorganization Agreement and the Plan of Merger;
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          (2) The Registration Statement that is being filed with the Securities and Exchange Commission regarding the Interim Merger, which includes the preliminary Proxy Statement/Prospectus; and

          (3) The Plan; and

          (4) Such additional documents as we have considered relevant.

     In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Union and Regions and through certificates provided by the management of Union and the management of Regions.

     You have advised us that the proposed transactions will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Montgomery, Alabama market area. To achieve these goals, the following will occur pursuant to the Reorganization Agreement and the Merger Agreement:

          (1) Union will merge with and into Interim (the "Interim Merger"). Interim shall be the surviving entity and shall be a wholly-owned, first-tier subsidiary of Regions. Interim shall continue to be governed by the laws of the State of Alabama until such time as Interim is merged with and into First Alabama. The Interim Merger shall be consummated pursuant to the terms of the Reorganization Agreement and the Plan of Merger.

          (2) Simultaneously with or immediately after the Interim Merger, Interim will merge with and into First Alabama (the "First Alabama Merger") (the Interim Merger and the First Alabama Merger together being referred to as the "Merger"). First Alabama shall be the surviving entity and shall be a wholly-owned first tier subsidiary of Regions and shall continue to be governed by the laws of the State of Alabama. The First Alabama Merger shall be consummated pursuant to the terms of the Merger Agreement. First Alabama shall hold all of the assets of and continue to operate the businesses of Union conducted by Union prior to the Interim Merger and the First Alabama Merger.

          (3) At the Effective Time, by virtue of the Interim Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Interim Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (c) Each share of Union Common Stock (excluding shares held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall be converted into and exchanged for (a) that number of shares of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) $16.02 by (ii) the Average Closing Price and (b) the right to receive on a deferred basis and pursuant to the terms of the Escrow Trust Agreement (the "Escrow Stock Right" and collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (a) $.51 by (b) the Average Closing Price. The Average Closing Price shall mean the average of the daily closing sales prices of Regions Common Stock on the NASDAQ National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the 10 consecutive full trading days in which

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        such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth trading day preceding the Effective Time. In the event Union changes the number of shares of Union Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, or recapitalization. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the Escrow Stock Ratio shall be, to the extent necessary, proportionately adjusted to reflect such stock split, stock dividend, or recapitalization.

     (4) Each of the shares of Union Common Stock held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     (5) Any holder of shares of Union Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by
Article 6 of the Alabama Business Corporation Act (or the applicable successor article) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law and in accordance with the terms of the Reorganization Agreement. In the event that any Union shareholder perfects such holder's dissenters' rights in connection with the Merger, Regions shall establish a separate, segregated account using solely assets acquired from Union, and any and all payments to such dissenters shall originate solely from that account. Under no circumstances shall such dissenters receive payment or any form of remuneration from Regions or any entity existing as an affiliate of Regions prior to the Merger.

     (6) Notwithstanding any other provision of the Reorganization Agreement and except with respect to fractional shares that may be otherwise issuable pursuant to the Escrow Trust Agreement, each holder of shares of Union Common Stock exchanged pursuant to the Interim Merger, or of options to purchase shares of Union Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates representing shares of Union Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Interim Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Interim Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     (7) At the Effective Time, all rights with respect to Union Common Stock pursuant to stock options ("Union Options") granted by Union under the Union Stock Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock and, to the extent the Union Option assumed by Regions is exercised prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, and Regions shall assume each Union Option, in accordance with the terms of the Union Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Union Option assumed by Regions may be exercised solely for shares of Regions Common Stock and, prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, (ii) the number of shares of Regions Common Stock subject to such Union Option shall be equal to the number of

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shares of Union Common Stock subject to such Union Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the number of shares of Regions Common Stock represented by the Escrow Stock Rights subject to such Union Option, if exercised prior to the termination of the Escrow Trust Agreement, shall be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Time multiplied by the Escrow Stock Ratio, (iv) the per share exercise price under each such Union Option shall be adjusted by dividing the per share exercise price under each such Union Option by the Exchange Ratio and rounding down to the nearest cent, and (v) the aggregate exercise price for all shares of Regions Common Stock issuable pursuant to the exercise of the option and pursuant to the Escrow Stock Rights shall equal the product of the number of shares of Regions Common Stock subject to such Union Option as calculated in (ii) above and the per share exercise price under such Union Option as calculated in (iv) above; provided, that in the event that the Union Option assumed by Regions is exercised after the termination of the Escrow Trust Agreement and the expiration of the Escrow Stock Rights, such option shall be exercisable for that number of shares of Regions Common stock represented by the then-expired Escrow Stock Rights as calculated in (iii) above that would have been issuable upon termination of the Escrow Trust Agreement if such option had been exercised prior to the termination of the Escrow Trust Agreement, as adjusted if necessary from the date of termination of the Escrow Trust Agreement to the date of exercise. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification," as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option."

     (8) All restrictions or limitations on transfer with respect to Union Common Stock awarded under the Union Stock Plan or any other plan, program, or arrangement of any Union Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

     (1) The Exchange Ratio and the Escrow Stock Ratio, both of which determine the amount of Regions Common Stock to be received in the Merger by each exchanging Union shareholder, is a product of bona fide negotiations between parties bargaining at arm's length.

     (2) There is no plan or intention by any of the shareholders of Union who own 5% or more of the outstanding Union stock, and to the best of the knowledge of the management of Union, the remaining Union shareholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Regions stock that they will receive in the Merger that will reduce on the part of the Union shareholders such shareholders' ownership of Regions stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of Union outstanding immediately prior to the Merger. For purposes of this representation, shares of Union stock that are disposed of or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding Union stock immediately prior to the Merger. Moreover, shares of Union stock and shares of Regions stock held by Union shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

     (3) In the Interim Merger, Interim will acquire, and in the First Alabama Merger First Alabama will acquire, assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Union immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by Union immediately preceding the Merger and all amounts paid out of the assets of Union as reorganization expenses will be considered as assets held by Union immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by Union immediately prior to the Merger.

     (4) Simultaneously with or immediately after the Interim Merger, Regions plans and intends to merge Interim with and into First Alabama. Regions has no plan or intention to liquidate Interim, to sell or otherwise dispose of its stock in Interim, or to cause Interim to sell or otherwise dispose of any of the assets acquired by

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Interim from Union, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Interim.


     (5) Regions has no plan or intention to liquidate First Alabama, or to sell or otherwise dispose of its stock in First Alabama, to merge First Alabama with and into another corporation, or to cause First Alabama to sell or otherwise dispose of any of the assets acquired by First Alabama from Interim, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by First Alabama, or incidental sales of overlapping branch offices.


     (6) From and after the consummation of the Interim Merger and until the First Alabama Merger, Interim will continue the historic business of Union or use a significant portion of Union's business assets in a business. From and after the consummation of the First Alabama Merger, First Alabama will continue the historic business of Interim or use a significant portion of Interim's business assets in a business.

     (7) The liabilities of Union to be assumed by Interim in the Interim Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by Union in the ordinary course of its business.

     (8) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between Union, Regions, First Alabama and Interim that was issued, acquired, or will be settled at a discount.

     (9) Union will pay all direct costs and expenses incurred by it or on its behalf in connection with the Merger, except that Regions shall pay the fees and printing costs in connection with certain regulatory proceedings before such authorities and in connection with the Registration Statement and Proxy Statement/ Prospectus (which are directly related to the Merger). Shareholders of Union will pay their own expenses, if any, incurred in connection with the Merger.

     (10) Prior to the Merger, Regions will be in control of Interim and First Alabama. For purposes of this assumption, as well as assumption 11, a corporation is considered to control a corporation in which it holds at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock.

     (11) Following the Interim Merger, Interim will not issue additional shares of its stock that would result in Regions losing control of Interim. Following the First Alabama Merger, First Alabama will not issue additional shares of its stock that would result in Regions losing control of First Alabama.

     (12) The fair market value and adjusted basis of the assets to be transferred from Union to Interim as a result of the Interim Merger will equal or exceed the sum of the liabilities of Union to be assumed by Interim plus the amount of liabilities to which the assets to be transferred are subject.

     (13) The payment of cash to Union shareholders in lieu of fractional shares of Regions stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Union shareholders in lieu of fractional shares of Regions stock will represent less than 1.0% of the total consideration issued in the Interim Merger.

     (14) Regions has no plan or intention to redeem or otherwise reacquire its stock that will be issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Union shareholders.

     (15) None of the compensation received by any shareholder-employee of Union represents separate consideration for, or is allocable to, any of his Union stock. None of the Regions stock that will be received by Union shareholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a Union shareholder-employee who continues as an employee of First Alabama, Regions, or Interim subsequent to the Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

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     (16) Union has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the Merger.

     (17) Interim has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the First Alabama Merger.

     (18) Regions does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Union.

     (19) Interim will not issue any of its stock in the Interim Merger. First Alabama will not issue any of its stock in the First Alabama Merger.

     (20) Union has not reacquired or redeemed any of its stock in contemplation of the Merger.

     (21) Neither First Alabama nor Interim has reacquired or redeemed any of its stock within the last three (3) years.

     (22) The Reorganization Agreement represents the entire understanding of Union, Regions and Interim with respect to the Interim Merger.

     (23) The Interim Merger and, if applicable, the First Alabama Merger are part of an integrated plan being undertaken for the purposes of enhancing the business of Union through utilization of the financial resources of Regions and allowing Regions to expand its banking business into the markets served by Union and for other business purposes.

     (24) For each of Regions, Interim, First Alabama and Union, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

     (25) Neither Regions, Interim, First Alabama nor Union, is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

     In addition, we have assumed, with your consent, that the following statements regarding the stock placed in escrow pursuant to the terms of the Escrow Trust Agreement are true on the date hereof and will be true on the date on which the Merger is consummated:

     (1) There is a valid business reason for establishing the arrangement.

     (2) The stock subject to such arrangement appears as issued and outstanding on Regions' balance sheet, and such stock is legally outstanding under Delaware law.

     (3) All dividends paid on such stock will be distributed currently to the exchanging Union shareholders.

     (4) All voting rights of such stock (if any) are exercisable by or on behalf of the Union shareholders or their authorized agent.

     (5) No shares of such stock are subject to restrictions requiring their return to Regions because of death, failure to continue employment, or similar restrictions.

     (6) All such stock is released from the arrangement within five years from the date of consummation of the Interim Merger (except where there is a bona fide dispute as to whom the stock should be released);

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     (7) At least fifty percent of the number of shares of each class of stock issued initially to the shareholders is not subject to the arrangement.

     (8) Except as otherwise contemplated in the Escrow Trust Agreement, the return of stock to Regions (or the payment of proceeds from the sale of Regions Common Stock as reimbursement) will not be triggered by an event the occurrence or nonoccurrence of which is within the control of Union shareholders.

     (9) The return of stock to Regions will not be triggered by the payment of additional tax or reduction in a tax paid as a result of a Service audit of the Union shareholders or Regions either (a) with respect to the reorganization in which the escrowed stock will be used, or (b) when the reorganization in which the escrowed stock will be issued involves persons related within the meaning of section 267(c)(4) of the Code.

     (10) The mechanism for the calculation of the number of shares of stock to be returned to Regions (or sold for the reimbursement of Regions) is objective and readily ascertainable.

                                    OPINIONS

     Based on the foregoing assumptions, we are of the opinion that:

          (1) The Merger, together with the merger of Union Interim with and into First Alabama (the "First Alabama Merger"), if the First Alabama Merger is consummated, will qualify as a reorganization within the meaning of Section 368(a). Union, Regions, and, if the First Alabama Merger is consummated, First Alabama will each be "a party to a reorganization" within the meaning of Section 368(b).

          (2) Union will recognize no gain or loss upon the transfer of substantially all of its assets pursuant to the Merger. Sections 361 and 357(a).

          (3) Regions, Interim, and First Alabama will recognize no gain or loss upon the receipt of substantially all of the assets of Union pursuant to the Merger and the First Alabama Merger. Section 1032; Rev. Rul. 57-278, 1957-1 C.B. 124.

          (4) Except as discussed below, no gain or loss will be recognized by a Union shareholder upon the exchange of the shareholder's Union Common Stock for shares of Regions Common Stock (including the shares held as Escrow Shares). Section 354(a)(1).

          (5) The basis of Regions Common Stock to be received by a Union shareholder (including the shares held as Escrow Shares and any fractional share interests) will, in each instance, be the same as the basis of the Union Common Stock surrendered in exchange therefor. Section 358(a)(1).

          (6) The holding period of Regions Common Stock to be received by Union shareholders will, in each instance, include the period during which Union Common Stock surrendered in exchange therefor was held, provided such stock was held as a capital asset in the hands of the Union shareholder on the date of the exchange. Section 1223(1).

          (7) The payment of cash to Union shareholders in lieu of fractional shares of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a). Any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder. Rev. Proc. 77-41, 1977-2 C.B. 574; Rev. Rul. 66-365, 1966-2 C.B. 116.

          (8) Where solely cash is received by a Union shareholder in exchange for such holder's Union Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Union Common Stock, subject to the provisions and limitations of Section 302.

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          (9) In the event that the Merger is consummated, but the First Alabama
     Merger is not consummated, then the Merger will qualify as a reorganization within the meaning of Section 368(a), and, except as discussed herein, no gain or loss will be recognized by a Union stockholder upon the exchange of the stockholder's Union Common Stock for shares of Regions Common Stock (including the shares held as Escrow Shares).

     In the event that the Escrow Shares held pursuant to the Escrow Trust Agreement are used to pay Regions for those Environmental Remediation Costs for which Regions is entitled to reimbursement pursuant to the terms of the Escrow Trust Agreement, the stockholders of Union will be required to recognize gain or loss equal to the difference between the fair market value at the time of the reimbursement of the Escrow Shares returned to Regions (or sold to reimburse Regions) under the Escrow Trust Agreement and the adjusted basis of such shares. While each stockholder should consult its own tax advisor with respect to its particular circumstances, it is the position of the Internal Revenue Service set forth in Revenue Ruling 78-376 that the return of Escrow Shares to Regions under the Escrow Trust Agreement will not result in a deductible loss to the stockholders and that the basis in each stockholder's remaining shares received in the Merger will be increased by an amount equal to the fair market value of the returned shares.

     When Escrow Shares not used to pay Environmental Remediation Costs are released from escrow, any payment of cash to a Union stockholder in lieu of a fractional share of Regions Common Stock will be treated as if the fractional share had been distributed to the Union stockholder and then redeemed by Regions. The cash payment will be treated as having been received in exchange for the fractional share redeemed as provided in Section 302(a) of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Interim Merger and the First Alabama Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, Union, and their shareholders. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger," "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger," and "Opinions" in the Proxy Statement/ Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                          Very truly yours,

                                          ALSTON & BIRD


                                          By: /s/       PHILIP C. COOK

                                            ------------------------------------
                                                       Philip C. Cook

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